                              EMPLOYMENT AGREEMENT



          THIS AGREEMENT, dated as of October, 16, 1994, is by and between Lamonts Apparel, Inc., a Delaware corporation ("Company"), and Alan Schlesinger ("Executive").

          WHEREAS, Executive desires to enter into employment with the Company, and the Company desires to employ Executive;

          NOW, THEREFORE, in consideration of the foregoing recital and of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. EMPLOYMENT. Executive agrees to enter into the employment of the Company, and the Company agrees to employ Executive, on the terms and conditions set forth in this Agreement. Executive agrees during the term of his employment to devote substantially all of his business time, efforts, skills and abilities to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.

          Executive's job title will be Chief Executive Officer and his duties will be those as are designated by the Board of Directors of the Company ("Board"), consistent with the position of Chief Executive Officer. Executive further agrees to serve, without additional compensation, as a director of the Company, and as an officer or director, or both, of any subsidiary, division or affiliate of the Company or any other entity in which the Company holds an equity interest, provided, however, that the Company shall indemnify Executive from liabilities in connection with serving in any such position to the same extent as his indemnification rights pursuant to the Company's Certificate of Incorporation, By-laws and applicable Delaware law.

          2. COMPENSATION. (a) BASE SALARY. During the term of Executive's employment with the Company pursuant to this Agreement, the Company shall pay to Executive as compensation for his services an annual base salary of not less than $450,000 payable semi-monthly ("Base Salary"). Executive's Base Salary will be payable in arrears in accordance with the Company's normal payroll procedures and will be reviewed annually and subject to upward adjustment at the discretion of the Board or the Compensation Committee.

               (b) PERFORMANCE BONUS. In addition to his Base Salary, Executive shall be a participant in the Company's Management Bonus Plan. Executive shall be eligible to receive an annual performance bonus in a guaranteed minimum amount of $50,000, but not to exceed $175,000, based upon the achievement of performance targets for the relevant fiscal year under such terms as may be mutually determined by Executive and the Company's Compensation Committee. Executive shall be eligible for a pro rated performance bonus in the event his employment with the Company ends during the fiscal year.

               (c) SIGNING BONUS. The Company shall pay Executive a $125,000 signing bonus payable on or before January 6, 1995.

               (d) EXECUTIVE PERQUISITES. Executive shall be entitled to receive such executive perquisites and fringe benefits as have been customarily provided to senior executives of the Company. [Would cover country club membership if currently provided to senior executives]

               (e) CAR ALLOWANCE. Executive shall be entitled to receive a car allowance of up to $7,200 per annum for business-related expenses incurred in the use of one personal vehicle.

               (f) MOVING AND RELATED COSTS. Executive agrees to permanently relocate his principal residence to the Seattle, Washington area as soon as practicable after the Commencement Date. The Company shall reimburse Executive for all normal moving costs involved in relocating his family's belongings and household furnishings to the Seattle, Washington area. The Company shall also reimburse Executive for legal fees and other customary closing costs in connection with the purchase or rental of a house in the Seattle, Washington area. In the event any of the reimbursements provided to Executive under this
Section 2(f) result in taxable income to Executive (after subtracting any applicable deductions and/or credits available to Executive), the Company shall reimburse Executive for the amount of any taxes paid by Executive as a result of his receipt of such reimbursements.

               (g) INTERIM TRAVEL; LIVING EXPENSES. The Company shall reimburse Executive for reasonable travel expenses incurred by him and his spouse in traveling from Los Angeles, California to Seattle, Washington, for a maximum of three trips in connection with the move. The Company shall also reimburse Executive for reasonable temporary living expenses in Seattle from the Commencement Date (as defined below) until the earlier of 60 days later or the date that Executive is no longer obligated to pay rent on his home in Los Angeles.

               (h) STOCK BENEFITS. The Company is currently contemplating a restructuring of its finances (the "Restructuring") under terms set forth in the Summary Term Sheet attached to this Agreement as Exhibit 1. The contemplated terms of the Restructuring include that the Company will be granted the right to exercise a repurchase option (the "Repurchase Option") which will involve the issuance of new shares of common stock of the Company. The benefits to be provided to Executive under this Section 2(h) are conditioned upon the occurrence of the Restructuring and the Company's exercise of the Repurchase Option. In the event both of these conditions do not occur, Executive shall not receive the benefits set forth in this Section 2(h), but rather shall receive substantially comparable benefits under such mutually satisfactory terms as may be negotiated between Executive and the Company's Compensation Committee. In the event of a stock split, reverse stock split, or other similar event concerning the Company's common stock, then an equitable adjustment shall be made in the number of shares of the Company's common stock to be issued to Executive under the terms of this Section 2(h) and the option exercise price, to prevent dilution or enlargement of his rights hereunder.

                    (i) STOCK ISSUANCE. On or about March 31, 1995, the Company shall issue to Executive 397,000 shares of common stock of the Company. At the time any taxes are due and payable by Executive as a result of Executive's receipt of this common stock, the Company will provide Executive with a no-interest loan in the amount of Executive's tax liability incurred by reason of his receipt of the common stock. The loan shall be repaid in full by Executive to the Company one year after it is made, unless Executive is terminated for cause or voluntarily resigns, in which event the loan shall be due and payable immediately upon the effective date of Executive's termination or resignation.

                    (ii) STOCK OPTIONS. Subject to any terms and conditions and/or limitations imposed by the Company's Incentive and Nonstatutory Option Plan (the "Plan"), Bylaws or applicable law, on the occurrence of the Company's exercise of the Repurchase Option the Committee will grant Executive an incentive option (to the extent permitted by law) and to the extent not so permitted, a non-qualified stock option (the "Options"), pursuant to the Company's Plan, entitling Executive to purchase 4,500,000 shares of common stock of the Company at an exercise price of $.39 per share. Subject to the terms of the Plan and any individual stock option agreement executed thereunder, the options will vest 25% on the first anniversary of the Commencement Date and an additional 25% on each anniversary thereafter, so that the options will be fully exercisable four years from the Commencement Date. Upon the exercise by Executive of the Options, in whole or in part, the Company shall also issue to Executive additional shares of common stock having an aggregate value equal to the intrinsic value of the Options exercised by Executive up to a cumulative maximum of $2,000,000 worth of additional shares of common stock. For purposes of this subsection, the intrinsic value of an Option shall be equal to the fair market value of one share of the Company's common stock as of the date of exercise of the Options minus the exercise price, multiplied by the number of shares of common stock purchased by Executive in exercise of the Options (the "Intrinsic Value Amount"). For purposes of this subsection, the definition of "Fair Market Value" shall be the same as the definition contained in the Plan. In the event the Company's common stock is not publicly traded at the time of the date in question, the Intrinsic Value Amount shall be determined by using the Fair Value of the common stock as defined in the Plan. The amount of additional shares of common stock issued shall equal the Intrinsic Value Amount (up to a cumulative maximum of $2,000,000) divided by the fair market value of one share of common stock on the date of exercise of Executive's Options.
Except as provided in Section 5(a) and Section 6, Executive must be employed by the Company on the vesting date in order for the options to vest. The options will expire ten years after the Commencement Date. Executive shall be eligible for the grant of additional options in the normal course of annual reviews by the Compensation Committee, so long as he shall be employed by the Company.

               (i) TAX WITHHOLDING. The Company has the right to deduct from any compensation payable to Executive under this Agreement social security
(FICA) taxes and all federal, state, municipal or other such taxes or charges as may now be in effect or that may hereafter be enacted or required.

               (j) BOARD MEMBERSHIP. The Company agrees that it will use its best efforts to cause Executive to be nominated to the Board of Directors at each annual meeting of stockholders of the Company during the term of this Agreement.

          3. TERM. The term of Executive's employment under this Agreement will begin on November 15, 1994 (the "Commencement Date") and will continue for four years.

          Notwithstanding the foregoing, this Agreement (other than Sections 5 through 11, 12(b), 13, and 14 hereof) will terminate upon the earliest to occur of: (a) the date the Company terminates Executive's employment, (b) the date Executive resigns from the Company, (c) notice from the Company following the disability of Executive that renders him unable to perform his essential duties under this Agreement, even with reasonable accommodation that does not cause undue hardship to the Company, for at least 90 days out of any 120 consecutive day period, or (d) the death of Executive, provided, however, that in the event of the death of Executive, the Company shall pay to the estate of Executive six months of Base Salary commencing with the next regular pay period after the date of his death ("Death Benefit"). Any Death Benefit otherwise payable by the Company shall be offset by (1) proceeds from any life insurance furnished to Executive by the Company, and (2) any other life insurance which the Company elects to purchase on the life of Executive, the proceeds of which are payable to his estate.

          4. TERMINATION BY THE COMPANY; DEFINITION OF CAUSE. Executive's employment under this Agreement (and his right to receive the compensation set forth in Section 2 hereof) may be terminated by the Company at any time for "Cause", or (subject to the rights of Executive pursuant to Section 5 hereof) without "Cause." As used herein, "Cause" shall mean:

               (a) Any dishonest or fraudulent act or course of conduct by Executive, or other act or course of conduct by Executive constituting a criminal act or which results in improper gain or personal enrichment of Executive at the expense of the Company, or the commission by Executive of an act or a course of conduct involving moral turpitude, or Executive's insubordination to the Board; or

               (b) Executive's material breach of any of the terms or conditions of this Agreement or of policies established by the Board, or Executive's material neglect of his duties or of the Company's business, provided, however, that no such termination pursuant to this clause (b) shall be effective unless the Company shall have given Executive ten days' prior written notice of any such conduct which, if not discontinued or corrected, would lead to his termination for Cause. Executive will have the opportunity to cure such non-complying conduct or performance within such 10-day period. Termination pursuant to this clause (b) shall be effective with respect to matters referred to in this clause (b) ten days after such notice unless such conduct has been cured in the good faith judgment of the Board.

          5.   SEVERANCE PAYMENT ON TERMINATION WITHOUT CAUSE.

               (a) TERMINATION WITHOUT CAUSE. If Executive's employment is terminated by the Company without Cause during the term of this Agreement, the Company shall be obligated to continue to pay Executive his Base Salary for a period of two years or for the remainder of the term of this Agreement, whichever period is shorter; provided, however, that such payments are subject to reduction in accordance with the provisions of Section 5(b) hereof. At the Company's sole option, the Company may elect to pay Executive any remaining Base Salary due under this Section 5(a) in a lump sum, equal to the present value of such remaining Base Salary payments at an effective annual interest rate of 10 percent. Executive shall also continue to receive the fringe benefits he is entitled to receive pursuant to Section 2(d) hereof for the first twelve months of the period he is entitled to receive such Base Salary payments, or for the remainder of the term of this Agreement, whichever period is shorter. In the event of termination without Cause, Executive's right to exercise the stock options to be granted hereunder shall be governed by the terms of the Company's Stock Option Plan, as may be in effect at that time; provided, however, that if such termination occurs before Executive has been employed by the Company for one year, the effective date of termination will, to the extent Executive is not employed by another employer, be postponed to the end of the twelve month period while he is receiving fringe benefits, so that he will, in such case, be deemed to be employed on the first anniversary of his stock option grant and thus entitled to exercise 25% of his stock options on that date. It is further provided that if such termination without cause occurs after Executive has been employed by the Company for one year, Executive shall be entitled to exercise a pro rata portion of the 25% of his stock options which would have vested, had Executive remained employed on the applicable anniversary of the Commencement Date, based on the number of full months Executive was employed during the applicable vesting year.

               (b) OFFSET. If Executive's employment with the Company is terminated pursuant to Section 5(a), this clause (b) shall apply. The payments which would have been due and payable in accordance with Section 5(a) hereof shall be reduced by an amount equal to any amounts that Executive receives in connection with any other employment, or engagement as a consultant and/or independent contractor, during the period such payments pursuant to Section 5(a) would have been due and payable. For purposes of this Section 5(b), any fringe benefits received by Executive in connection with any other employment that are reasonably comparable, but not necessarily as beneficial, to Executive as the fringe benefits then being provided by the Company pursuant to Section 5(a) hereof, shall be deemed to be the equivalent of, and shall terminate the Company's responsibility to continue providing, the fringe benefits then being provided by the Company pursuant to Section 5(a) hereof. The Company acknowledges that, if Executive's employment with the Company is terminated pursuant to Section 5(a), Executive shall have no duty to mitigate his damages.

               (c) GENERAL RELEASE. Acceptance by Executive of any amounts pursuant to this Section 5 shall constitute a full and complete release by Executive of any and all claims Executive may have against the Company, its officers, directors, and affiliates, including, but not limited to, claims he might have relating to Executive's cessation of employment with the Company; provided, however, that there may be properly excluded from the scope of such general release the following:

                    (i) claims that Executive may have against the Company for reimbursement of ordinary and necessary business expenses incurred by him during the course of his employment;

                    (ii) claims that may be made by the Executive for payment of Base Salary, fringe benefits or stock option properly due to him; or

                    (iii) claims respecting matters for which the Executive is entitled to be indemnified under the Company's Certificate of Incorporation or Bylaws, respecting third party claims asserted or third party litigation pending or threatened against the Executive.

A condition to Executive's receipt of any amounts pursuant to this Section 5 shall be Executive's execution and delivery of a general release as described above. In exchange for such release, the Company shall, if Executive's employment is terminated without Cause, provide a release to Executive, but only with respect to claims against Executive which are actually known to the Company as of the time of such termination.

          6. EFFECT OF CHANGE IN CONTROL. (a) If a Change in Control (as hereinafter defined) shall occur on or prior to the termination of this Agreement and Executive is terminated without cause within three months after the date on which such Change in Control is consummated, Executive's stock options under Section 2(h)(ii) shall become fully vested and the Company shall be obligated to continue to pay Executive his Base Salary for a period of two years or the remainder of the term of this Agreement, whichever period is shorter; provided, however, that such payments are subject to reduction in accordance with the provisions of Section 5(b). At the Company's sole option, the Company may elect to pay Executive the Base Salary due under this Section 6 in a lump sum, equal to the present value of such remaining Base Salary payments at an effective annual interest rate of 10 percent.

               (b) As used herein, a "Change in Control" shall be deemed to have occurred if, subsequent to the date hereof, (1) any "person" (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934), other than Apollo Advisors, L.P., Fidelity Investments, any other beneficial owner of the Company's common stock (now or immediately after the events surrounding the Restructuring) or any firm or group affiliated with Apollo Advisors, L.P., Fidelity Investments or such other beneficial owners, becomes the beneficial owner, directly or indirectly, of either (A) a majority of the Company's outstanding Common Stock or

(B) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities.

               (c) Notwithstanding any other provision of this Agreement, if the aggregate present value of the "parachute payments" to the Executive, determined under Section 280G(b) of the Internal Revenue Code of 1986, as amended ("Code"), is at least three times the "base amount" determined under such Section 280G, then the Base Salary otherwise payable under this Agreement and any other amount payable hereunder or any other severance plan, program, policy or obligation of the Company or any other affiliate thereof shall be reduced so that the aggregate present value of the "parachute payments" to the Executive, determined under such Section 280G, does not exceed 2.99 times the base amount. In no event, however, shall any benefit provided hereunder be reduced to the extent such benefit is specifically excluded by Section 280G(b) of the Code as a "parachute payment" or as an "excess parachute payment." Any decisions regarding the requirement or implementation of such reductions shall be made by such tax counsel as may be selected by the Company and acceptable to Executive.

          7. VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement for any reason by giving the Company at least 60 days' written notice of termination. The Company shall have no obligation to provide any severance compensation under Section 5 in the event of Executive's voluntary termination of this Agreement.

          8. NONSOLICITATION OF EMPLOYEES. For a period of two years after the termination or cessation of his employment with the Company for any reason whatsoever, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or its subsidiaries or affiliates (known by the Executive to be such) to leave the employment of the Company or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of the Company concerning the names and addresses of the Company's employees.

          9. NONDISCLOSURE OF TRADE SECRETS. During the term of this Agreement, Executive will have access to and become familiar with various trade secrets and proprietary and confidential information of the Company, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer and supplier requirements, pricing techniques, customer and supplier lists, methods of doing business and other confidential information (collectively, referred to as "Trade Secrets") which are owned by the Company, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which the Company, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Executive acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable, special and unique assets of the Company or its subsidiaries or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company or its subsidiaries or affiliates.
Executive may not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment under this Agreement, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Executive. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, will remain the exclusive property of the Company and may not be removed from the premises of the Company under any circumstances without the prior written consent of the Board (except in the ordinary course of business during Executive's period of active employment under this Agreement), and in any event must be promptly delivered to the Company upon termination of Executive's employment with the Company. Executive agrees that upon his receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Executive shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Board. For this purpose, Executive irrevocably nominates and appoints the Company (including any attorney retained by the Company), as his true and lawful attorney-in-fact, to act in Executive's name, place and stead to perform any act that Executive might perform to defend and protect against any disclosure of any Trade Secrets.

          10. EQUITABLE RELIEF. Executive acknowledges that the restrictions contained in Sections 8 and 9 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provisions of those Sections will result in irreparable injury to the Company. Executive also acknowledges that the remedy at law for any violation of these restrictions will be inadequate and that the Company shall be entitled to temporary and permanent injunctive relief prohibiting any such violation, without the necessity of proving actual damages or the posting of a bond, and that the Company shall be further entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative of and in addition to any other rights or remedies to which the Company may be entitled. In the event of any such violation, the Company shall be entitled to commence an action for temporary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and Executive further irrevocably submits to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington over any suit, action or proceeding arising out of or relating to any asserted violation of Section 8 and/or 9. Executive hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to the jurisdiction of any federal or state court in the geographical jurisdiction of Seattle, Washington or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Effective service of process may be made upon Executive by mail under the notice provisions contained in Section 14.

          11. SEVERABILITY. The parties hereto intend all provisions of Sections 8 and 9 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Section 8 or 9 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Executive agrees that the noncompetition, nonsolicitation and nondisclosure agreements set forth above each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Executive contained in the noncompetition, nonsolicitation and nondisclosure agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never constituted a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          12.  LEGAL EXPENSES; EXECUTIVE'S WARRANTY.

               (a) The Company agrees to reimburse Executive for up to $5,000 of his attorney's fees and disbursements incurred in connection with the negotiation of this Agreement, as well as for all reasonable out-of-pocket expenses incurred by Executive prior to the date hereof in connection with his employment by the Company.

               (b) As a condition to the entering into of this Agreement and to Executive's employment by the Company, Executive hereby represents and warrants to the Company that his employment by the Company is not contrary to or in breach of any lawful agreement or other obligation Executive has to The May Department Stores Company, and that based upon information known to him as of the date of this Agreement regarding the business of the Company, he does not know or possess any trade secrets or proprietary information of The May Department Stores Company, or any of its affiliates (including its parent) which would provide the Company with an unfair advantage over such entities in the retail apparel business, and, in any event, will not, and does not have any intent to convey any trade secrets or proprietary information to the Company.

          13.  ARBITRATION - EXCLUSIVE REMEDY.

               (a) Except as provided in Section 10 hereof, the parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or relating to this Agreement shall be arbitration. Arbitration shall be held in Seattle, Washington, presided over by one arbitrator. Any arbitration may be initiated by either party by written notice ("Arbitration Notice") to the other party specifying the subject of the requested arbitration.


               (b) If the parties are unable to mutually select an arbitrator to hear the matter, then the American Arbitration Association, upon application of the initiating party, shall provide a panel of arbitrators from which the parties shall select one to hear the matter.

               (c) The arbitration proceeding shall be conducted in accordance with the Rules for Resolution of Employment Disputes of the American Arbitration Association. The administrative costs of arbitration (exclusive of the expense of a party in preparing for and presenting the party's case at the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by the Company only if Executive receives substantially the relief sought by him in the arbitration; otherwise, the costs shall be borne equally between the parties. The arbitration determination or award shall be final and conclusive on the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

          14.  MISCELLANEOUS.

               (a) NOTICES. Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by overnight express delivery service or same-day local courier service, or (iv) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 14(a):

               If to the Company:  Lamonts Apparel, Inc.


                                   ----------------------------


                                   ----------------------------

                                   Attention:
                                              -----------------

               With a copy (which
               shall not constitute
               notice) to:
                                   ----------------------------

               If to Executive:    Alan Schlesinger


                                   ----------------------------


                                   ----------------------------

               With a copy (which
               shall not constitute
               notice) to:
                                   ----------------------------

          Notices delivered personally or by overnight express delivery service or by local courier service are deemed given as of actual receipt. Mailed notices are deemed given three business days after mailing. Notices delivered by telex or facsimile transmission are deemed given upon receipt by the sender of the answer back (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

               (b) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect to the subject matter of this Agreement.

               (c) MODIFICATION. No change or modification of this Agreement is valid or binding upon the parties, nor will any waiver of any term or condition in the future be so binding, unless the change or modification or waiver is in writing and signed by the parties to this Agreement.

               (d) GOVERNING LAW. The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties under this Agreement will be performed in Seattle, Washington. This Agreement is governed by, and construed in accordance with, the laws of the State of Washington, and, where applicable, the laws of the United States.

               (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitutes one document.

               (f) ESTATE. If Executive dies prior to the expiration of the term of employment or during a period when monies are owing to him, any monies that may be due him from the Company under this Agreement as of the date of his death shall be paid to his estate and as when otherwise payable.

               (g) ASSIGNMENT. The Company shall have the right to assign this Agreement to its successors or assigns. The terms "successors" and "assigns" shall include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

               (h) BINDING EFFECT. This Agreement is binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

               (i) WAIVER OF BREACH. The waiver by the Company or Executive of a breach of any provision of this Agreement by Executive or the Company may not operate or be construed as a waiver of any subsequent breach.

               (j) NO PUBLICITY. Executive and the Company agree that neither party will publicize the existence of this Agreement prior to the Commencement Date without the consent of the other party.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                              --------------------------------------------------
                              Alan Schlesinger

Approved on behalf of Lamonts Apparel, Inc. and the Compensation Committee of the Board of Directors:


- ------------------------------


- ------------------------------


- ------------------------------